UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2014

Forward Industries, Inc.
(Exact name of registrant as specified in its charter)

New York	000-6669	13-1950672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

477 Rosemary Ave. Ste. 219 West Palm Beach, FL		33401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 465-0030

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 2, 2014, Forward Industries, Inc. (the “Company”) received notice from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) informing the Company that, because the Company failed to hold its annual meeting of shareholders by September 30, 2014 and file its definitive proxy statement, the Company no longer complies with Nasdaq Listing Rules 5620(a) and 5620(b) with respect to annual meeting and proxy solicitation requirement for continued listing on the Nasdaq Stock Market.

Nasdaq’s notice has no immediate effect on the listing of the Company’s common stock on the Nasdaq Stock Market.  The Company has been provided until October 9, 2014 to appeal Nasdaq’s determination to a Hearings Panel (the “Panel”).  Unless the Company requests an appeal of the determination, trading of the Company’s common stock will be suspended at the opening of business on October 13, 2014, and a Form 25-NSE will be filed with the Securities and Exchange Commission which will remove the Company’s securities from listing and registration on Nasdaq.  A hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision.

The Company, which has set the date of the upcoming annual meeting of shareholders to be December 30, 2014, intends to appeal the staff delisting determination. The time and place of any such hearing will be determined by the Panel. There can be no assurance that the Panel will grant the Company’s request for continued listing. If the Panel does not grant the relief sought by the Company, its securities will be delisted from Nasdaq in which event the Company would seek to cause them be quoted in over the counter markets, which may result in a substantially less liquid market for the securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD INDUSTRIES, INC.

Dated: October 3, 2014	By:	/s/ Robert Garrett, Jr.
		Name:	Robert Garrett, Jr.
		Title:	Chief Executive Officer